EXHIBIT 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-3 of PrivateBancorp, Inc. for the registration of $115,000,000 aggregate principal amount of its convertible senior notes and 3,219,724 shares of its common stock of our report dated May 7, 2007 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2007.

                                        /s/ Ernst & Young, LLP

Chicago, Illinois
May 30, 2007